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                                                                    EXHIBIT 99.1


                         (PINNACLE AIRLINES CORP. LOGO)

                     Pinnacle Airlines to purchase NWA Note

Memphis, Tenn. February 1, 2005. Pinnacle Airlines Corp. (NASDAQ: PNCL) has reached an agreement with Northwest Airlines to purchase the $120 million Note payable to Northwest at a 15.3% discount to par value. The purchase of this Note is contingent upon the completion of Pinnacle's recently announced Convertible Note Offering.

Pinnacle will also use the net proceeds from that offering, together with cash on hand, to repay $5 million under its revolving credit agreement with Northwest Airlines.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Pinnacle Airlines, Inc. operates under the name Northwest Airlink and provides service to destinations in the United States and Canada. Pinnacle operates an all-jet fleet of Canadair 44 and 50-seat Regional Jets from Northwest hubs at Detroit, Memphis and Minneapolis - St. Paul. Pinnacle Airlines maintains its headquarters in Memphis, Tenn., and employs more than 3,200 People. For further information, please contact Philip Reed, Vice-President, Marketing at 901-348-4257, or visit our web-site at www.nwairlink.com.

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or on line from the Commission. Should one of more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.